UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2006 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA	000-24043	58-2349097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices)     (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
Since July 31, 2006 and through August 25, 2006, ebank Financial Services, Inc. (the “Company”) has issued an aggregate of 332,068 shares of its common stock to seventeen (17) holders of the Company’s Series A preferred stock upon their conversion of such shares to common stock pursuant to the one-for-one conversion ratio of the of Series A preferred stock.
The issuance of these 332,068 shares of common stock in connection with the conversion transactions described above was made pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act.
Since July 31, 2006 and through August 25, 2006, the Company received notices from seventeen (17) holders of the Company’s Series A preferred stock converting their shares of Series A preferred stock into an aggregate of 332,068 shares of common stock pursuant to the one-for-one conversion ratio of the of Series A preferred stock. The Series A preferred stock designations permit the Company to elect to pay any cumulative but unpaid dividends related to any such Series A preferred stock either in cash or by the issuance of additional shares of common stock. Subject to obtaining the approval of the Office of Thrift Supervision with respect to the application described below, the Company elected to pay in cash the cumulative but unpaid dividend with respect to the shares of Series A preferred stock tendered to the Company for conversion, amounting to $230,444.21.
The election to pay the dividend in cash is contingent upon ebank, the Company’s wholly owned bank subsidiary, obtaining the approval of the Office of Thrift Supervision (the “OTS”) of an application filed by ebank that would permit ebank to declare a dividend to the Company in an amount sufficient to fund the dividend related to the Series A preferred stock tendered to the Company for conversion. Applicable OTS rules require that ebank receive the approval of the OTS any time it desires to declare a dividend to the holding company. The Company intends to promptly pay the dividend once the OTS has taken action on the application. To the extent OTS approval is not obtained, the Company will pay the dividend with respect to these shares of Series A preferred stock by issuing additional shares of its common stock.
As of August 25, 2006, the Company had 6,953,467 shares of common stock issued and outstanding.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: August 25, 2006	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer

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